Exhibit No. 10.1

December 1, 2007

CONSULTING AGREEMENT

This is an agreement between Venture Catalyst, LLC, a Delaware Corporation (hereafter “VenCat”) having offices located at 170 East 77th Street, Apt. 10F, New York, NY 10021, and Sibling Entertainment Group, Inc., a New York Corporation (hereafter “SEGI”) with a principal place of business located at 511 West 25th Street, Suite 503, New York, NY 10001.

WHEREAS, VenCat is in the business of providing a variety of corporate services including the introduction of clients to potential “sponsors” for SEGI’s public traded securities, investment bankers, strategic partners, and other entities and persons that can benefit SEGI’s presence in the public markets; and

WHEREAS, SEGI is not currently trading on any exchange or public market and has not been issued a trading symbol, but is seeking and preparing the necessary registration documents to allow SEGI proceed with its filing to be traded in the public stock markets beginning with the over-the-counter markets (OTC:BB) under the name of Sibling Entertainment Group, Inc.; and

WHEREAS, SEGI has entered into a Definitive Agreement with Sona Development Corp. (“SONA”), publicly traded company (OTCBB:SDVC) for the acquisition of all of SEGI’s assets and liabilities in exchange for stock and warrants dated June 28, 2006 (“the Definitive Agreement”).

WHEREAS, SEGI has entered into a Letter of Agreement dated May 31, 2006 with Dick Foster Productions, Inc. (“DFP”) to acquire 80% of DFP for $7.2 million (the “DFPLOI”) and SEGI seeks additional investment banking services to allow SEGI to fund the acquisition in accordance with the DFPLOI and subsequent definitive agreement with a closing on or before February 28, 2007; and

WHEREAS; Upon closing with DFP, SEGI seeks ongoing and continued advice between the investment banking firms, financial structure and other financial arrangements in the ownership and completion of all purchase payments required by the DFPLOI and subsequent definitive agreement for the purchase of DFP.

WHEREAS, SEGI seeks to increase and strengthen its awareness within the public stock markets, brokerage firms, investment bankers and other corporate resources and desires to select one or more brokerage firms to provide placement services of current and future offerings issued by SEGI; and

WHEREAS, SEGI seeks assistance in the management, correspondence and maintenance of the relationship(s) between all brokerage firms, investment bankers in the management, structure and solicitation of private offerings by such brokerage firms; and

WHEREAS, SEGI is preparing public statements and other collateral material including, but not limited to, press releases, corporate biographies, websites and other graphic, media or other presentation material as well as preparing its ongoing strategic and corporate objectives; and

WHEREAS, VenCat has the knowledge and the ability to introduce third parties previously unknown to SEGI that will assist SEGI in its corporate strategies and objectives and VenCat can provide SEGI with such services including the management of investment banking relationships whether introduced by VenCat or by other third parties.

NOW THEREFORE, VenCat and SEGI enter into the following agreement intending to be legally bound hereby:

I.	Financial Advisory Services.

VenCat has been engaged as a non-exclusive strategic financial advisor to SEGI, its successors, subsidiaries and affiliates with respect to corporate finance, financial advisory, formulation of public statements and other collateral material, and other business development for the term of this Agreement. In this regard, VenCat shall devote such business, time and attention to matters on which SEGI shall request its services as shall be reasonably determined by Vencat and SEGI.

During the term of this agreement, VenCat shall provide SEGI with a variety of corporate and financial services and increase and expand such services upon the occurrence of future events. VenCat shall provide such regular and customary advisory services as are reasonably requested by SEGI, provided that VenCat shall not be required to undertake duties not reasonably within the scope of the advisory services in which it is generally engaged. In performance of its duties, VenCat shall provide SEGI with the benefits of its judgment and efforts on a commercially reasonable basis; provided, however, it is understood and acknowledged by SEGI that the value of VenCat’s advice is not measurable in a quantitative manner and that VenCat shall not be obligated to spend any specific amount of time in doing so. VenCat shall provide services, but not limited to, the services defined below:

a)	advise, review and assist in the formation of corporate goals and their implementation; and
b)	advise, review and assist in the the financial structuring and obtaining financing for SEGI; and
c)	advise, review and assist SEGI’s corporate organization, selection of personnel and of needed specialty skills; and
d)	advise, review and assist SEGI in formulating long and short-term goals focussed on enhancing corporate and shareholder value and increasing SEGI’s exposure to the investment community; and
e)	advise, review and assist in the drafting of certain mergers or acquisitions documents initiated and sourced by SEGI; and
f)	advise, review and assist in the negotiation of the brokerage service and placement agreements, including the rates and terms for placement and brokerage services provided by the Brokerage Firm; and
g)	advise, review and assist in the drafting of ongoing critical communications between SEGI and the Brokerage Firm; and
h)

advise regarding SEGI’s public press releases and presentation and marketing materials and other materials used by the Brokerage Firm with respect to offerings and communication made by the Brokerage Firm with respect to SEGI; and

i)

advise, review and assist in negotiating certain additional brokerage service and placement agreements, including the rates and terms for placement and brokerage services provided by the Brokerage Firm related to DFP; and

j)	advise, review and assist in the drafting of certain ongoing communication issued by the Brokerage Firm to the public requiring SEGI’s review and approval related to DFP; and
k)

advise regarding SEGI’s substantive public press releases and presentation and marketing materials and other materials used by the Brokerage Firm with respect to offerings and communication made by the Brokerage Firm with respect to SEGI related to DFP.

II.	M & A Services.

At the request of SEGI, VenCat may also provide general advice in connection with any proposed acquisition transactions or strategic investments initated and sourced by SEGI.

III.	Term of Agreement.

The term of this Agreement shall be for a period of twelve (12) months beginning December 1, 2006 through November 30, 2007.

IV.	Compensation and Expenses.

In return for all past and future services provided by VenCat during the term of this Agreeement, SEGI agrees to pay to VenCat, or its succesors, assigns or affiliates, compensation in the form of cash, warrants and restricted common shares to be issued by Sibling Entertainment Group, Inc. or its successor(s) in interest as follows:

A. Cash Payment:

SEGI shall pay VenCat cash compensation of One Hundred and Fifty Thousand ($150,000) Dollars in twenty-four (24) equal installments of Six Thousand Two Hundred and Fifty ($6,250.00) Dollars per month beginning on December 1, 2006. All Subsequent payments shall be made to VenCat on the first workday of every month.

B. Warrant Payment:

Upon the closing of the acquisition of DFP by SEGI, SEGI shall issue to VenCat One Hundred Twenty Thousand (120,000) Warrants per calendar quarter for the remainder of the Term of this Agreement for a total not to exceed Four Hundred Eighty Thousand (480,000) Warrants. Each warrant shall entitle VenCat to purchase restricted common shares to be issued by SEGI or its successor . Aforementioned warrants will be valid for Five (5) years from the date of issue and each warrant shall have a strike price of one hundred and ten (110%) percent of the average closing price of the previous twenty (20) trading days if SEGI or its successor is trading in a public market, but if the stock has not yet traded on a public exchange, the strike price will be fifty-five ($0.55) cents. Regardless of whether SEGI or its successor is trading, the first One Hundred Twenty Thousand (120,000) Warrants issued shall have a strike price of fifty-fice ($0.55) cents.

C. Stock Payment

SEGI shall issue to VenCat Twenty five thousand (25,000) shares of SEGI or its successor on the first workday of every month through the Term of this Agreement.

D. Contingency upon Sona’s Approval

All Warrants and Stock compensation defined above is contigent upon Sona’s approval.

It is understood that these shares are not registered with the SEC, and shall be subject to Rule 144 of the SEC Ad of 1934 as amended and all other applicable SEC Regulations.

SEGI agrees, within forty-five (45) days of voucher submission, to reimburse VenCat for all expenses incurred by VenCat related to the performance of its duties pursuant to this agreement for the term of the agreement, including but not limited to all costs of travel, lodging, meals on behalf of SEGI, while VenCat is engaged in the performance of activities on behalf of SEGI. All expenses greater than Five Hundred ($500.00) dollars per month will be pre-approved by SEGI in writing. Any travel and lodging costs shall also be pre-approved by SEGI in writing.

V.	Binding Upon Succesors and Assigns.

It is contemplated that SEGI may undergo or is undergoing a transaction to Merge, Acquire and/or transfer some or all of its rights, title and interests to a partner or successor entity or entities. Should that occur and the matter be completed, all rights and obligations under this Agreement shall transfer to the successor entity.

VI.	Information.

SEGI will furnish to VenCat on a timely basis, and in a satisfactory format and detail, such data and information as VenCat may reasonably request. SEGI represents and warrants that such data and information is or will be accurate and complete in all material respects. SEGI acknowledges that VenCat is relying, without independent verification, on the accuracy and completeness of all information furnished. SEGI further agrees that its failure or inability to expeditiously provide such data or information, or to secure timely access to key personnel and facilities, may have a material adverse affect on the scope, timing and success of this engagement.

VII.	Confidentiality.

VenCat agrees to keep all non-public information that it receives from SEGI confidential and shall not disclose such information to any third party so long as it remains non-public, unless disclosure is required by law as reasonably determined by VenCat’s counsel or is subject to a subpoena issued by any governmental or regulatory agency or body (provided that VenCat shall immediately notify SEGI of the issuance of any such subpoena). VenCat will not make any use of such information, except in connection with their services hereunder. Other than as agreed, required by law or as required by implementation of any financing transaction and/or Acquisition Transaction, SEGI shall not convey to the public through advertising, public relations, news, mail, direct transmittal, or other media, nor through any offering circular or registration statement, prospectus, appraisal, loan or other agreements or documents all or any part of written or oral presentation with respect to any financing transactions and/or Acquisition Transaction, nor other communication or documentation delivered, nor any reference to VenCat or to any individuals assigned by VenCat to this engagement, without the prior written consent of VenCat.

VIII.	Indemnity.

SEGI agrees to indemnify and hold harmless VenCat and its agents, affiliates, directors, officers and employees (the “Indemnitees”), from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof), related to or arising out of its activities hereunder. Notwithstanding the foregoing, SEGI shall not be liable for indemnity under this Agreement in respect of any loss, claim, damage, liability or expense in which a court of competent jurisdiction finally concludes arose from VenCat’s gross negligence or wanton misconduct in performing its services under this Agreement. This provision shall survive any termination of VenCat’s engagement.

SEGI agrees that any and all decisions, actions and results with regards to SEGI’s operating, financial and other business plans are the sole responsibility of SEGI’s management, and that VenCat’s engagement will in no way expose VenCat to any liability, including but not limited to, liability for any financing, operating, financial, merger, acquisition, managerial, or other results achieved by SEGI, as well as the implementation of, or the results achieved by, strategies or business plans on which VenCat has provided review or advice. It is understood by SEGI that in providing its financial advisory services hereunder, VenCat is providing no assurances or guarantees of any particular results relating to corporate finance matters such as, among others, stock price, financing proceeds, shareholder matters, analytical coverage etc.

IX.	Other Activities.

SEGI acknowledges and provides its consent to any possible conflicts of interest that may arise since VenCat and its affiliates: (i) are in the business of providing advisory services (of all types contemplated by this agreement) to others, including other businesses that may be competitive with SEGI; and (ii) are also in the business of providing merchant banking services and making direct acquisitions and/or investments in others, including other businesses that may be competitive with SEGI. Nothing herein contained shall be construed to limit or restrict VenCat or its affiliates in making any investments, acquisitions, acquiring any positions, conducting such business with respect to others or in rendering such advice to others.

X.	Arbitration.

Controversies or claims arising out of or relating to this Agreement, or the breach thereof, shall be resolved by the American Arbitration Association pursuant to its Rules of Commercial Arbitration, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, Arbitration hearings shall occur in New York City, New York after an attempt is made by both parties to resolve the issue amicably.

XI.	New York Law.

This Agreement shall be governed by New York law, without regard to its conflict of laws principles.

XII.	Modification.

Any change or modification of this Agreement shall be valid only if the same is in writing and signed by the authorized representatives of both parties.

XIII.	Waiver.

Failure of either party to enforce any provision of this Agreement shall not be considered a waiver of that party’s right to enforce said provision or any other provision included herein.

XIV.	Survival.

To the extent that the provisions of this Agreement pertain to confidentiality, trade secrets, taxes, and/or payment, same shall survive termination and both parties agree to be bound thereby beyond termination.

XV.	Complete Agreement

This Agreement supersedes any previous understandings or agreement between the parties and contains the entire agreement between the parties regarding the subject matter herein. Any changes to this Agreement must be made in writing and signed by duly authorized representatives of each party.

XVI.	Savings Clause.

If any provision of this agreement is contrary to any federal statute or regulation, any state or local ordinance or regulation, the parties hereby declare that such provision shall be amended to conform to any such statutory or regulatory provision and in case of any such conflict with this agreement shall be interpreted and construed as if the offending provision herein has been in conformity with such statute, ordinance or regulation.

XVII.	Severability.

If any part of this agreement is determined invalid by a court or arbitrating body with proper jurisdiction the remainder of the agreement shall remain in full force and effect.

XVIII.	Transferability.

The rights and obligations in this contract are not transferable without written consent of both parties.

XIX.	Headings.

The headings used in this agreement are for convenience purposes only and shall not be construed to alter the meaning of the provisions in any way.

Venture Catalyst, LLC

By: /s/ Leslie Bocskor	12/1/2006
Leslie Bocskor, President	Date

Sibling Entertainment Group, Inc.

By: /s/ Mitchell Maxwell	12/1/2006
Mitchell Maxwell, President	Date